Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Cathy Reines
Chief Financial Officer
360.459.1100

Venture Financial Group Reports Record Earnings

And Subsequent Earnings Event

SECOND QUARTER HIGHLIGHTS

•                  Quarterly income and earnings per share increase 19%

•                  Quarterly non interest income up 34%

•                  Nonperforming assets as a percentage of loans decline from first quarter

Olympia, Wash., July 23, 2003 – Venture Financial Group, Inc. (“Venture” or “the Company”), parent company of Venture Bank (www.venture-bank.com) today announced record second quarter net income of $1.95 million, an increase of 19% compared to $1.64 million for the second quarter 2002.  Diluted earnings per share were $.43 for the quarter ended June 30, 2003 up 16% from $.37 for the same quarter in 2002.  The increase in net income and earnings per share includes expenditures related to the Company’s branding efforts that were incurred throughout the first six months of 2003.  Net income for the second quarter was up 10% compared to first quarter 2003 earnings of $1.78 million.

Net income for the six months ended June 30, 2003 was $3.73 million, an increase of $.74 million or 25% compared to $2.99 million for the same period in 2002.  On a diluted earnings per share basis, net income was $.82 per share for the six months ended June 30, 2003 compared with $.68 for the same period in 2002, an increase of 21%.

Ken F. Parson Sr., CEO and Chairman, stated, “We are obviously happy with these results given the current economic environment and the fact that we have gone through a major rebranding effort.”

During the first six months the Company’s net interest margin decreased to 6.55% as compared to 6.86% for the same period in 2002.  The 31 basis point (a basis point equals 1/100 of 1%) drop is a reflection of loans repricing faster than deposits, in an environment where the prime rate has dropped 75 basis points in the past 12 months.

For the quarter ended June 30, 2003, assets totaled $476 million, an increase of 28% over the $371 million in total assets at June 30, 2002.  Total loans, which includes loans held for sale, increased 24% to $367 million from $297 million at June 30, 2002, while deposits increased 19% to $376 million from $316 million.  The balance sheet growth is primarily due to Venture’s acquisition of Harbor Bank in Gig Harbor in October 2002.

“We continue to experience solid operating results across the organization.  Record months in our Mortgage and Construction departments, along with additional revenue attributed to our Harbor Bank acquisition have contributed significantly to our success”, said Jon M. Jones, President, Venture Bank.

Mr. Jones continued, “We at Venture Bank are extremely excited about the future.  Our rebranding efforts have helped increase activity in both our deposit and loan products.  We continue to improve our products and services along with the way we deliver them”.

Operating Results

Quarter Ended June 30, 2003

Net Interest Income

As a result of the decreasing rate environment the Company’s loan yields dropped from 9.17% at June 30, 2002 to 8.56% at June 30, 2003.  To counter the reduction in the prime rate, Management changed deposit product mix and pricing to reduce cost of funds from 1.76% at June 30, 2002 to 1.35% at June 30, 2003.  Net interest margin, a byproduct of the above factors decreased from 7.12% at June 30, 2002 to 6.75% at June 30, 2003.

Net interest income for the second quarter of 2003 increased 20% to $6.6 million, from $5.5 million for the quarter ended June 30, 2002.  This increase was driven by a lower cost of funds and the increase in interest income generated by the loans acquired with the purchase of Harbor Bank in the fourth quarter 2002.

Net interest income for the six months ended June 30, 2003 increased 23% to $13.2 million from $10.7 million for the same period last year.

Noninterest Income

Noninterest income increased $.6 million or 34% in the second quarter of 2003 compared to the second quarter 2002, and $1.4 million or 38% for the first six months of 2003 compared with the same period in 2002.  Increase during the second quarter and first six months of 2003 can be primarily attributed to origination fees associated with mortgage loans sold.

Noninterest Expense

Total noninterest expense increased $1.1 million or 24% for the second quarter of 2003 and increased $2.6 million or 29% for the first six months of 2003 compared with the same period in 2002.  The increase in noninterest expense can be primarily attributed to the $100 million dollar growth in assets due almost entirely to the acquisition of Harbor Bank.  The Company also in the first six months incurred additional marketing and rollout costs related to the branding efforts that have occurred in 2003.

Nonperforming Assets

Nonperforming assets (which includes nonperforming loans and other nonperforming assets) as a percentage of total assets was 2.81%, 3.12% and 2.00% as of June 30, 2003, March 31, 2003 and June 30, 2002 respectively.  The increase over June 30, 2002 is attributed to the loans acquired during the acquisition of Harbor Bank.

“We are pleased with the decreasing level of nonperforming assets since March 31, 2003. We have a team of specialists devoted to the ongoing oversight of these special credits and will continue to focus on improving the quality of our portfolio”, said Mr. Jones.

Subsequent Event

On July 15, the Company sold property that had been acquired as a result of a failed loan identified in 1999.  The sale resulted in a $2.1 million “Gain on Sale of Asset” and is expected to increase earnings per share by $.33.  The gain will be reflected in the Company’s third quarter results as “Other noninterest income”.

The sale of this property reduces the Company’s nonperforming assets from $13.4 million reported at June 30, 2003 to $10.1 million.  Mr. Ken F. Parsons Sr., CEO and Chairman commented, “Our Team has worked diligently for four years to recover these monies for the shareholders.  We are very pleased with the results.”

Quarterly Dividend

On July 16, 2003, the Board of Directors declared a cash dividend of $.07 per share payable August 8, 2003 to all shareholders of record as of July 31, 2003.  The declared dividend is a 40% increase over the previous quarter and marks the eighteenth (18) consecutive quarterly dividends paid.

Venture Financial Group, through its wholly owned subsidiary, Venture Bank has 21 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services.  Further information about the Bank may be found on the Internet at www.venture-bank.com.

Note Regarding Forward-Looking Information

This news release may contain statements that are not historical in nature, including the discussions of the adequacy of the Company’s capital resources and allowance for credit losses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PLSRA”).  Forward-looking statements are subject to the risks and uncertainties that may cause actual future results to differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.  The Company does not undertake any obligation to publicly release any revisions to forward-looking statements contained in this release, with respect to events or circumstances after the date of this release, or to reflect the occurrence of unanticipated events.  Such risks and uncertainties with respect to the Company include those related to the economic environment, particularly in the region in which the Company operates, competitive products and pricing, fiscal and monetary policies of the federal government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management and asset/liability management, the financial and securities markets, and the availability of and costs associated with sources of liquidity.

VENTURE FINANCIAL GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except per share amounts; unaudited)

	June 30 2003	December 31 2002	June 30 2002
Assets
Cash and due from banks	$31,281	$30,965	$24,989
Interest bearing deposits in banks	593	76	72
Federal funds sold	6,100	7,000	900
Securities available for sale	32,554	33,622	17,589
Securities held to maturity	505	505	505
FHLB Stock	1,124	877	2,044
Loans held for sale	11,825	7,432	4,475
Loans	355,829	362,132	292,988
Allowance for credit losses	8,178	7,947	4,480

Net loans

347,651

354,185

288,508

Premises and equipment	11,614	11,141	10,025
Foreclosed real estate	8,520	4,899	4,789
Accrued interest receivable	1,766	1,884	1,528
Cash value of life insurance	9,070	8,863	8,554
Intangible assets	11,653	11,708	6,168
Other assets	1,832	1,293	1,196

Total assets

$

476,088

$

474,450

$

371,342

Liabilities
Deposits:
Demand	$80,824	$82,267	$54,786
Savings and interest bearing demand	166,881	156,031	129,287
Time deposits	128,365	145,909	132,282

Total deposits

376,070

384,207

316,355

Federal funds purchased	—	—	2,250
Short term borrowing	19,135	16,547	6,429
Long term debt	29,000	24,000	1,550
Accrued interest payable	472	315	243
Other liabilities	5,848	5,172	3,829

Total liabilities

430,525

430,241

330,656

Stockholders’ Equity
Common stock, (no par value); 10,000,000 shares authorized, shares issued: 2003 - 4,342,002; December 2002 - 4,389,236; June 2002 – 4,373,168	26,342	28,430	28,264
Retained earnings	18,542	15,246	12,462
Accumulated other comprehensive income (loss)	679	533	(40)
Total stockholders’ equity	45,563	44,209	40,686

Total liabilities and stockholders’ equity

$

476,088

$

474,450

$

371,342

Other Data
Nonperforming assets to total assets	2.81%	2.69%	2.00%
Nonperforming loans to loans	1.32%	2.16%	.91%
Allowance for credit losses to loans	2.30%	2.19%	1.53%
Allowance for credit losses to nonperforming loans	174.07%	101.61%	168.67%

Equity to Assets	9.57%	9.32%	10.96%
Net interest margin	6.75%	6.95%	7.12%

VENTURE FINANCIAL GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts; unaudited)

	Three months ended June 30		Six months ended June 30
	2003	2002	2003	2002
Interest Income
Loans	$7,788	$6,689	$15,671	$13,318
Federal funds sold and deposits in banks	28	2	30	4
Investments	348	348	699	609
Total interest income	8,164	6,995	16,400	13,931

Interest Expense
Deposits	1,169	1,383	2,429	3,028
Other	381	81	739	152
Total interest expense	1,550	1,464	3,168	3,180

Net interest income	6,614	5,531	13,232	10,751

Provision for credit losses	622	364	1,199	985
Net interest income after provision for credit losses	5,992	5,167	12,033	9,766

Non-interest income
Service charges on deposit accounts	935	749	1,855	1,472
Origination fees on mortgage loans sold	990	496	1,848	1,053
Other operating income	524	583	1,312	1,119
Total non-interest income	2,449	1,828	5,015	3,644

Non-interest expense
Salaries and employee benefits	3,065	2,370	6,211	4,635
Occupancy and equipment	915	585	1,718	1,227
Other expense	1,671	1,636	3,702	3,188
Total non-interest expense	5,651	4,591	11,631	9,050

Operating income before income taxes	2,790	2,404	5,417	4,360

Income Taxes	836	760	1,681	1,370

Net income	$1,954	$1,644	$3,736	$2,990

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities arising during the period	179	(88)	146	(352)

Comprehensive Income	$2,133	$1,556	$3,882	$2,638

Earnings per Share Data

Basic earnings per share

$

0.45

$

0.38

$

0.85

				$0.68

Diluted earnings per share

$

0.43

$

0.37

$

0.82

				$0.67
Dividends declared per share	$0.05	$0.05	$0.05	$0.05

Weighted average number of common shares	4,381,335	4,375,456	4,380,932	4,374,824

Weighted average number of common shares, Including dilutive stock options	4,596,864	4,436,408	4,574,334	4,434,086

Performance Ratios
Return on average assets (annualized)	1.66%	1.76%	1.57%	1.61%

Return on average equity (annualized)	17.20%	15.29%	16.6%	15.1%